Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
LCC International, Inc. and subsidiaries:
      We consent to the incorporation by reference in the registration statements (No. 333-17803, No. 333-86207, No. 333-40702 and No. 333-97835) on Form S-8 of LCC International, Inc. of our reports dated March 15, 2006, with respect to the consolidated balance sheets of LCC International, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2005, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of LCC International, Inc.
      Our report dated March 15, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that LCC International, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there was a material weakness as a result of the Company’s ineffective policies and procedures related to accounting for fixed-price customer contracts accounted for under the percentage-of-completion method.

KPMG LLP
McLean, Virginia
March 16, 2006